Exhibit 5(b)


                     LeBoeuf, Lamb, Greene & MacRae, L.L.P.
                              125 West 55th Street
                            New York, New York 10019


                                                       October 20, 1999


IDACORP, Inc.
1221 West Idaho Street
Boise, Idaho  83702-5627

Ladies and Gentlemen:

     We have acted as counsel to IDACORP, Inc., an Idaho corporation (the "Company"), in connection with the registration statement on Form S-8 (the "Registration Statement"), which the Company proposes to file on or shortly after the date hereof under the Securities Act of 1933, as amended (the "Act"), relating to the issuance and sale by the Company of 1,000,000 shares of its common stock, without par value (the "Stock"), and the preferred share purchase rights attached thereto (the "Rights"), (the Stock and the Rights collectively referred to as the "Shares") pursuant to the Idaho Power Company Employee Savings Plan (the "Plan").

     For purposes of this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement; (ii) the Rights Agreement, dated as of September 10, 1998 between the Company and The Bank of New York, as Rights Agent (the "Rights Agreement");
(iii) the Articles of Incorporation, as amended, and Amended Bylaws of the Company; (iv) resolutions adopted by the Board of Directors of the Company relating to the Registration Statement, the Rights Agreement and the issuance and delivery of the Shares and (v) such other documents, certificates and records as we have deemed necessary or appropriate. In such examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinions, we have, when relevant facts were not independently established, relied upon the aforesaid agreements, instruments, records, certificates and documents. We have also assumed the regularity of all corporate procedures.

     Based upon the foregoing, and subject to the qualifications and limitations herein expressed, we are of the opinion that:

     (1) The Stock will be validly issued, fully paid and non-assessable and the Rights will be validly issued when (i) the Stock shall have been issued, sold and delivered for the consideration contemplated in the Registration Statement and in accordance with the



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IDACORP, Inc.
October 20, 1999
Page 2


          actions hereinabove mentioned and (ii) the Rights shall have been issued in accordance with the terms of the Rights Agreement and in accordance with the actions hereinabove mentioned; and

     (2) The Stock to be purchased in the open market is validly issued, fully paid and non-assessable, and the Rights attached thereto are validly issued and outstanding.

     The matters relating to the Shares are governed by the law of the State of Idaho. In regard to the Rights, we note that Section 30-1610 of the Idaho Control Share Acquisition Law and Section 30-1706 of the Idaho Business Combination Law each provides that nothing contained in either the Idaho Control Share Acquisition Law (Sections 30-1601 through 30-1614) or the Idaho Business Combination Law (Sections 30-1701 through 30-1710), respectively, is intended to limit the corporate powers or authority of an "issuing public corporation" (as defined in such statutes), such as the Company, to take actions "which the directors may appropriately determine to be in furtherance of the protection of the interests of the corporation and its shareholders, including without limitation the authority to . . . enter into . . . arrangements", such as the Rights Agreement, that "deny rights. . . to the holder or holders of at least a specified number of shares or percentage of share ownership or voting power in certain circumstances."

     Because we are not aware of any court decision applying the law of the State of Idaho that addresses the effect of these statutory provisions or the validity of plans similar to the Rights Agreement, it is difficult to predict how a court applying the law of the State of Idaho would rule with respect to the issues relating to the Rights. Nevertheless, we are able to advise you of our opinion as expressed herein, which reflects our professional conclusion concerning how a court applying the law of the State of Idaho (including, but not limited to, Section 30- 1610 of the Idaho Control Share Acquisition Law and
Section  30- 1706 of the Idaho  Business  Combination  Law)  likely  would rule.
Although we are not admitted to practice in the State of Idaho, we have conferred with Robert W. Stahman, Esq., Vice President, General Counsel and Secretary of the Company, for purposes of rendering this opinion. General Counsel and we have concluded that a court applying the law of the State of Idaho, when presented with novel questions concerning takeover matters, such as the effect of the statutory provisions cited above and the adoption by the Company of the Rights Agreement, most likely would apply the corporate law of the State of Delaware, the most fully developed body of corporate law in the United States. Accordingly, in rendering our opinion, we have assumed that Delaware corporate law, as expressed in court decisions applying that law, with which we are familiar, provides an indication of what standards a court would apply if it were required to apply




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IDACORP, Inc.
October 20, 1999
Page 3

the law of the State of Idaho considering the matters relating to the Rights.

     With respect to this opinion, we do not hold ourselves out as experts on the laws of any state other than the State of New York. Our opinions expressed above are limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States. Insofar as this opinion involves matters of the law of the State of Idaho, we have relied upon an opinion of even date herewith addressed to you by Robert W. Stahman, Vice President, General Counsel and Secretary of the Company.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to our firm contained therein under the heading "Interests of Named Experts and Counsel."

                                      Very truly yours,


                                      /s/ LeBoeuf, Lamb, Greene & MacRae, L.L.P.